Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13D with respect to the shares of SHL Telemedicine Ltd. dated as of December 26, 2023, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

December 26, 2023

DANBAR FINANCE LTD.

	By:	/s/ Matan Wulkan
	Name:	Matan Wulkan
	Title:	Director

MATAN WULKAN

/s/ Matan Wulkan

NIR ROTENBERG

/s/ Nir Rotenberg